Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of February 20, 2026, by and among Columbus Circle 2 Sponsor Corporation LLC, Cohen & Company, LLC and Cohen & Company Inc. (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of Columbus Circle Capital Corp II, as of February 20, 2025, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

Date: February 20, 2026	Columbus Circle 2 Sponsor Corporation LLC

/s/ Cohen & Company, LLC,
as managing member of Columbus Circle 2 Sponsor Corporation LLC by Dennis Crilly, an authorized signatory

Date: February 20, 2026	Cohen & Company, LLC

/s/ Cohen & Company Inc.,
as a controlling entity of Cohen & Company, LLC
by Dennis Crilly, an authorized signatory

Date: February 20, 2026	Cohen & Company Inc.

/s/ Cohen & Company Inc.
by Dennis Crilly, an authorized signatory